EXHIBIT 99.1

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF GRAPHTEC, INC.

     HOUSTON, TEXAS - November 10, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of GraphTec, Inc., a leading commercial printer serving the Baltimore/Washington, D.C. area. This acquisition is part of a four-company announcement made on July 31, 1998. GraphTec will continue to be led by the current management team of Bill Harrison and Dave Rosquist. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Under the leadership of Bill Harrison and Dave Rosquist, and with their team of dedicated employees, GraphTec has established itself over 45 years as a leader in one of the largest print markets in the country. We look forward to helping them build on this solid foundation through our commitment to printing technology, management training and financial resources."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies with annualized revenues in excess of $580 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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